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                                                                   EXHIBIT 23.4A


                  [LETTERHEAD OF ERNST & YOUNG APPEARS HERE]




                        CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated November 10, 1998 and March 12, 1999, in the Registration Statement no. 333-96525 (Form S-1) and related prospectus of Cybernet Internet Services International, Inc. for the registration of $150,000,000 Units of 14% Senior Notes due 2009 and Warrants to Purchase 4,534,604 Shares and the common stock issuable upon exercise of the Warrants.


Ernst & Young
Deutsche Allgemeine Treuhand AG



/s/ Ralf Broschulat                  /s/ Christian Uphaus
--------------------------           ------------------------------
Ralf Broschulat                      Christian Uphaus
Independent Public Accountant        Independent Public Accountant


March 20, 2000
Munich, Germany